UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

ALGONQUIN POWER & UTILITIES CORP.

(Exact name of registrant as specified in its charter)

Canada	98-0406902
(State of incorporation or organization)	(I.R.S. Employer Identification no.)

2845 Bristol Circle Oakville, Ontario, Canada	L6H 7H7
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☒

Securities Act registration statement file number to which this form relates: 333-160551

Securities to be registered pursuant to Section 12(g) of the Act:

Common Shares, no par value

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.	Description of Registrant’s Securities to be Registered.

The following description of Algonquin Power & Utilities Corp.’s common shares (the “Common Shares”) outlines the material terms of our Common Shares. This summary is qualified in its entirety by reference to the Canada Business Corporations Act (the “CBCA”), our Articles of Arrangement (the “Articles”) and our bylaws (the “Bylaws”). For a complete description, we refer you to our Articles and Bylaws, which are filed as exhibits to this registration statement.

Authorized Capitalization

We are authorized to issue an unlimited number of Common Shares.

Description of Common Shares

Voting Rights

Each holder of Common Shares is entitled to receive notice of and to attend all meetings of shareholders and to vote thereat. At all meetings of which notice must be given to the holders of the Common Shares, each holder of Common Shares is entitled to one vote in respect of each Common Share held by such holder.

Dividends

The holders of the Common Shares are entitled to receive dividends if, as and when declared by our board of directors.

Liquidation, Dissolution or Winding-up

The holders of the Common Shares are entitled to receive pro rata the remaining property of Algonquin Power & Utilities Corp., subject to the rights of shares having priority over the Common Shares, on a liquidation, dissolution or winding-up of Algonquin Power & Utilities Corp., whether voluntary or involuntary.

Listing

The Common Shares will be listed and traded on the Toronto Stock Exchange (the “TSX”) as of the opening of trading on October 29, 2009.

Ownership Limitation

There is no restriction on share ownership or voting rights of nonresident or foreign owners under the CBCA or under the Articles and Bylaws.

Exchange Controls

There is no law, government decree or regulation in Canada affecting the remittance of dividends, interest or other payments to a nonresident holder of Common Shares, other than withholding tax requirements.

Taxation

A brief description of the taxes to which United States shareholders are subject under Canadian laws and regulations is contained in the offer to purchase and take-over bid circular, constituting part of the Registration Statement on Form F-4 (File No. 333-160551), filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, on September 21, 2009. Such description, which is set forth under the caption “Taxation” under Item 10 of the Annual Report on Form 20-F of Hydrogenics Corporation for the year ended December 31, 2008, incorporated by reference into the offer to purchase and take-over bid circular, is hereby incorporated by reference into this Form 8-A.

ITEM 2.	Exhibits.

*3.1.	Articles of Arrangement of Algonquin Power & Utilities Corp.

3.2.	Bylaws of Algonquin Power & Utilities Corp. (incorporated by reference to Exhibit 1.2 of the Annual Report on Form 20-F of Hydrogenics Corporation for the year ended December 31, 2008, File No. 000-31815, filed with the Securities and Exchange Commission on June 30, 2009)

*4.1	Form of Specimen Certificate for Common Shares of Algonquin Power & Utilities Corp.

*	Filed or furnished herewith.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ALGONQUIN POWER & UTILITIES CORP.

Date: October 27, 2009	By:	/S/ DAVID BRONICHESKI
	Name:	David Bronicheski
	Title:	Chief Financial Officer